UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2019

MAGELLAN MIDSTREAM PARTNERS, L.P.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-16335	73-1599053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center
Tulsa, Oklahoma 74172
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (918) 574-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

In September 2018, Magellan Midstream Partners, L.P. (the “Partnership”) announced plans to jointly develop a new crude oil pipeline with Energy Transfer LP, MPLX LP and Delek US Holdings, Inc. to deliver crude oil from the Permian Basin to the Partnership’s terminal in the Houston area and Energy Transfer’s terminal in Nederland, Texas.  Due to recent developments, it is unlikely that the Permian Gulf Coast or PGC pipeline project as initially announced will proceed, and, therefore, the Partnership is decreasing its expansion capital spending projections by approximately $200 million for 2019 and $250 million for 2020 to reflect its previously expected share of the project. As a result, the Partnership’s spending estimates are now approximately $1.1 billion for 2019 and $150 million for 2020 to complete its expansion capital projects currently underway.   The Partnership continues to actively develop a crude oil pipeline project in the Permian Basin, but the probability of success is unknown at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Magellan Midstream Partners, L.P.

By: Magellan GP, LLC, its general partner
Date: March 25, 2019                    By: /s/ Suzanne H. Costin
Suzanne H. Costin
Vice President & Corporate Secretary